Exhibit 99.2



                                        Contact:  Mike Brown
                                                360-448-4255



   Consolidated Freightways' Interim DIP Financing Approved

     Company to Rehire Some Drivers and Terminal Workers to Facilitate Customer Deliveries

     VANCOUVER, Wash. - Sept. 6, 2002 - Consolidated
Freightways Corp. (CFC) (NASDAQ: CFWEQ) reported today that it received interim approval from the Bankruptcy Court for $225 million in debtor-in-possession financing.
     At the same time, the company said it is re-opening certain terminals and bringing back as many drivers and terminal employees as necessary to expedite customer shipments remaining in the CFC system.
     "With Court approval of our first-day requests, we can continue to work on the issues at hand: satisfying employee obligations, moving remaining freight to customers, and expediting liquidation of the business," said John Brincko, who joined the company as CEO three months ago.
     "Each of our employees has been notified either in person, by phone or in writing as to the events of the past few days, and we are on the phone with customers working to get their freight to them as quickly as possible."
     Mr. Brincko further stated that "customer service has always been our chief concern, and in rehiring drivers and terminal employees, we have taken positive steps to ensure that all shipments are completed."
     In orders issued yesterday, the Court approved, on an interim basis, the company's $225 million debtor-in-possession (DIP) financing line from General Electric
Capital Corporation (GECC). The final hearing to approve the DIP line will be held in early October. The DIP facility, including approximately $40 million in new financing, will be available to the company to proceed with an orderly liquidation.
                           -more-
                             -2-

     Yesterday the company also obtained approval to pay its employees certain pre-petition wages and to direct the banks to honor employee paychecks.
     Consolidated Freightways, which is headquartered in Vancouver, Wash., filed for bankruptcy protection Tuesday and plans to liquidate the business in an orderly manner.
Its CF AirFreight, Canadian Freightways Ltd. and Grupo Consolidated Freightways, S.A. de RL subsidiaries continue to operate as usual. Additional information about the company's Chapter 11 filings can be obtained online at www.cacb.uscourts.gov.
     Certain statements in this press release are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements as a result of various factors that are discussed in the company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic and business conditions, the availability and cost of capital and matters relating to or in connection with the bankruptcy filing of the company and some of its subsidiaries. These risks and uncertainties also include matters arising out of the company's delay in filing with the Securities and Exchange Commission its Form 10-Q for the quarter ended June 30, 2002 and the announced delisting of the company's common stock by Nasdaq. Additional information regarding risks, uncertainties and other factors that may affect the business and financial results of the company can be found in the company's filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

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